Exhibit 5.1

Morgan, Lewis and Bockius LLP

101 Park Avenue

New York, NY 10178

December 10, 2014

The New York Times Company

620 Eighth Avenue

New York, NY 10018

Re:	Registration Statement on Form S-3 ASR (Reg. No. 333-194161)

Ladies and Gentlemen:

We have acted as counsel for The New York Times Company, a New York corporation (the “Company”), in connection with the above-referenced Registration Statement (the “Registration Statement”) which has been filed by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). Pursuant to the Registration Statement, the Company is offering up to 559 shares (the “Shares”) of Class A common stock, par value $0.10 per share that may be issued upon the exercise of 559 warrants (the “Warrants”) outstanding under the Preemptive Rights Warrant Agreement, dated February 10, 2009, between the Company and Mellon Investor Services LLC (the “Warrant Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation of the Company, (ii) the by-laws of the Company, (iii) the Warrant Agreement, (iv) the Registration Statement, (v) the prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement dated December 10, 2014, which was filed by the Company on December 10, 2014, pursuant to Rule 424(b)(2) promulgated under the Securities Act, and (vi) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

As to any facts that are material to the opinions hereinafter expressed, we have relied without investigation upon certificates of officers of the Company.

Based on the foregoing, we are of the opinion that the Shares, when issued upon the exercise of Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions.

The opinions expressed herein are limited to New York law and we express no opinion as to laws of any other jurisdiction.

This opinion is effective only as of the date hereof. We do not assume responsibility for updating this opinion as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP